================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 6)*

                               SHOPKO STORES, INC.
                             -----------------------
                                (Name of Issuer)

                       COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       ---------------------------------------
                         (Title of Class of Securities)

                                    824911101
                                 --------------
                                 (CUSIP Number)

                               NORRIS NISSIM, ESQ.
                            JOHN A. LEVIN & CO., INC.
                              ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                            TEL. NO.: (212) 332-8400

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 with a copy to

                              JOHN C. KENNEDY, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064

                                OCTOBER 25, 2005
                     (Date of Event which Requires Filing of
                                 this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject to this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

================================================================================

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  2 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       Levco Alternative Fund, Ltd.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           447,100
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           447,100
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       447,100
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.48%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  3 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       Purchase Associates, L.P.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           29,400
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           29,400
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       29,400
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.10%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  4 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       Purchase Associates II, L.P.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           48,300
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           48,300
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       48,300
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.16%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  5 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       Alvarado Capital Partners, L.P.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           8,000
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           8,000
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,000
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       less than 0.03%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  6 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       Levco GP, Inc.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       Not Applicble
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           85,700
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           85,700
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       85,700
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.28%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  7 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       John A. Levin & Co., Inc.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           538,000
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           538,000
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       538,000
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [_]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.78%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  8 of 15
----------------------                                         -----------------

 1.    NAME OF REPORTING PERSON

       BKF CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    SOURCE OF FUNDS

       Not Applicable
--------------------------------------------------------------------------------
 5.    CHECK BOX IF DISCLO0SURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(D) OR 2(E)
                                                                            [_]
--------------------------------------------------------------------------------
 6.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                      7.   SOLE VOTING POWER

                                           538,000
                                     -------------------------------------------
          NUMBER OF                   8.   SHARED VOTING POWER
            SHARES
         BENEFICIALLY                      -0-
           OWNED BY                 -------------------------------------------
             EACH
       REPORTING PERSON               9.   SOLE DISPOSITIVE POWER
             WITH
                                           538,000
                                     -------------------------------------------
                                     10.   SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       538,000
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [_]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.78%
--------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  9 of 15
----------------------                                         -----------------


         Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement, dated July 14, 2005, as amended by Amendment No. 1, dated August 23, 2005, Amendment No. 2, dated August 24, 2005, Amendment No. 3, dated September 2, 2005, Amendment No. 4, dated September 29, 2005 and Amendment No. 5, dated October 18, 2005 (as amended, the "Schedule 13D"), relating to the common stock, par value $.01 per share (the "Common Stock"), of ShopKo Stores, Inc., a Wisconsin corporation (the "Company"). This Amendment No. 6 to the Schedule 13D is being filed on behalf of each of the following persons (each a "Reporting Person" and collectively, the "Reporting Persons"): (i) Levco Alternative Fund, Ltd., a Cayman Islands company ("Levco"), (ii) Purchase Associates, L.P., a Delaware limited partnership ("Purchase"), (iii) Purchase Associates II, L.P., a Delaware limited partnership ("Purchase II"), (iv) Alvarado Capital Partners, L.P., a Delaware limited partnership ("Alvarado"), (v) Levco GP, Inc., a Delaware corporation ("Levco GP"), (vi) John A. Levin & Co., Inc., a Delaware corporation ("Levin & Co.") and
(vii) BKF Capital Group, Inc., a Delaware corporation ("BKF").

Item 1.  SECURITY AND ISSUER.

         No material change.

Item 2.  IDENTITY AND BACKGROUND.

         No material change.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No material change.

Item 4.  PURPOSE OF TRANSACTION.

         This Item 4 is hereby amended by adding the following:

         "The Reporting Persons have consummated a number of open market transactions on the New York Stock Exchange since the filing of Amendment 5 to the Schedule 13D on October 18, 2005. Following these open market transactions, the Reporting Persons, individually or as a group, no longer beneficially own 5.0% or more of the Issuer's Common Stock, and accordingly, this Amendment No. 6 is the final amendment to the Schedule 13D and is an exit filing.

         Except as stated above, there has been no change in the plans and intentions of the Reporting Persons."

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         This Item 5 is hereby amended by adding the following:

(a) and (b).

The beneficial ownership and ownership percentages set forth herein are as of October 24, 2005. All ownership percentages set forth herein assume that there are 30,237,596 Shares outstanding, based on the total number of shares reported in the Quarterly Report on Form 10-Q of the Issuer for the quarter ending July 30, 2005 to be outstanding as of September 2, 2005.

The responses to Items 7, 8, 9, 10, 11 and 13 of the inside cover pages of this
Schedule 13D are hereby incorporated by reference in response to this Item 5.

BKF is the ultimate sole shareholder of Levin & Co., which in turn is the sole shareholder of Levco GP. Levco GP is

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  10 of 15
----------------------                                         -----------------


the managing general partner of each of Purchase, Purchase II and Alvarado. Levin & Co. is the investment adviser to Levco and manages a separate client account which owns shares of the Issuer's Common Stock.

(c) (i) Since the filing of Amendment 5 to the Schedule 13D on October 18, 2005, Levco(1) has sold shares of Common Stock in open market transactions on the New York Stock Exchange as follows:

                   DATE                 SHARES                PRICE
                                         SOLD
          -------------------------- ----------------- ----------------------
              October 24, 2005       1,061,900         $28.40
          -------------------------- ----------------- ----------------------
              October 24, 2005       12,800            $28.54
          -------------------------- ----------------- ----------------------

------------
(1) Levin & Co. and BKF also report beneficial ownership of the shares of Common Stock held by Levco.


(ii) Since the filing of Amendment 5 to the Schedule 13D on October 18, 2005, Purchase(2) has sold shares of Common Stock in open market transactions on the New York Stock Exchange as follows:

                   DATE                 SHARES                PRICE
                                         SOLD
          -------------------------- ----------------- ----------------------
              October 24, 2005       63,200            $28.40
          -------------------------- ----------------- ----------------------
              October 24, 2005       800               $28.54
          -------------------------- ----------------- ----------------------

------------
(2) Levco GP, Levin & Co. and BKF also report beneficial ownership of the shares of Common Stock held by Purchase.


(iii) Since the filing of Amendment 5 to the Schedule 13D on October 18, 2005, Purchase II (3) has sold shares of Common Stock in open market transactions on the New York Stock Exchange as follows:

                   DATE                 SHARES                PRICE
                                         SOLD
          -------------------------- ----------------- ----------------------
              October 24, 2005       79,700            $28.40
          -------------------------- ----------------- ----------------------
              October 24, 2005       1,000             $28.54
          -------------------------- ----------------- ----------------------

------------
(3) Levco GP, Levin & Co. and BKF also report beneficial ownership of the shares of Common Stock held by Purchase II.


(iv) Since the filing of Amendment 5 to the Schedule 13D on October 18, 2005, Alvarado(4) has sold shares of Common Stock in open market transactions on the New York Stock Exchange as follows:

                   DATE                 SHARES                PRICE
                                         SOLD
          -------------------------- ----------------- ----------------------
              October 24, 2005       3,900             $28.40
          -------------------------- ----------------- ----------------------
              October 24, 2005       100               $28.54
          -------------------------- ----------------- ----------------------

------------
(4) Levco GP, Levin & Co. and BKF also report beneficial ownership of the shares of Common Stock held by Alvarado.


(v) Since the filing of Amendment 5 to the Schedule 13D on October 18, 2005, Levin & Co.(5) has sold shares of Common Stock in open market transactions on the New York Stock Exchange as follows:

----------------------                                      --------------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  11 of 15
----------------------                                      --------------------


                   DATE                 SHARES                PRICE
                                         SOLD
          -------------------------- ----------------- ----------------------
              October 24, 2005       1,265,000         $28.40
          -------------------------- ----------------- ----------------------
              October 24, 2005       15,400            $28.54
          -------------------------- ----------------- ----------------------

--------------------------------------------------------------------------------

(5) BKF also reports beneficial ownership of the shares of Common Stock held by Levin & Co.


         (d)    Not applicable.

         (e) After the transactions described in this Schedule 13D, the Reporting Persons, individually or as a group, ceased to be the beneficial owner of more than 5% of the Common Stock of the Issuer.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No material change.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

                Exhibit 11: Joint Filing Agreement, dated October 25, 2005, among the Reporting Persons.

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  12 of 15
----------------------                                         -----------------


                                   SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   October 25, 2005

                                        LEVCO ALTERNATIVE FUND, LTD.

                                        By: John A. Levin & Co., Inc.,
                                            its investment adviser


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        PURCHASE ASSOCIATES L.P.

                                        By: Levco GP, Inc., its managing
                                            general partner


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        PURCHASE ASSOCIATES II, L.P.

                                        By: Levco GP, Inc., its managing
                                            general partner


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        ALVARADO CAPITAL PARTNERS, L.P.

                                        By: Levco GP, Inc., its managing
                                            general partner


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        LEVCO GP, INC.


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer

----------------------                                         -----------------
CUSIP NO. 824911101               SCHEDULE 13D                    Page  13 of 15
----------------------                                         -----------------



                                        JOHN A. LEVIN & CO., INC.


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer



                                        BKF CAPITAL GROUP, INC.


                                        By:  /s/ Glenn Aigen
                                            -----------------------------------
                                            Name:  Glenn Aigen
                                            Title: Senior Vice President and
                                                   Chief Financial Officer